Exhibit 8.1

List of Subsidiaries of Wimm-Bill-Dann Foods OJSC

Subsidiary		Country of Incorporation

1.	Atamanskoe Farm	Russian Federation
2.	Bishkek Dairy Plant	Kyrgyz Republic
3.	Bolsherechensk Dairy Plant	Russian Federation
4.	Essentuki Mineral Water Plant at CMW (Caucasian Mineral Waters)	Russian Federation
5.	Foods Production CJSC	Russian Federation
6.	Grande-V	Russian Federation
7.	Gulkevichy Dairy Plant	Russian Federation
8.	Karasuk Dairy Plant	Russian Federation
9.	Kutuliksky Creamery	Russian Federation
10.	Moloko Veidelevki	Russian Federation
11.	Niva	Russian Federation
12.	Plemzavod Za Mir and Trud	Russian Federation
13.	PTG WBD	Russian Federation
14.	Ramensk Milk	Russian Federation
15.	Subsidiary Enterprise Wimm-Bill-Dann	Ukraine
16.	Trade Company Wimm-Bill-Dann	Russian Federation
17.	Trud OJSC	Russian Federation
18.	Tuymazinskiy Dairy Plant	Russian Federation
19.	Valdai Springs Water Plant	Russian Federation
20.	Vimm-Bill-Dann Toshkent	Republic of Uzbekistan
21.	Wimm-Bill-Dann	Russian Federation
22.	Wimm-Bill-Dann Brands	Russian Federation
23.	Wimm-Bill-Dann Beverages	Russian Federation
24.	Wimm-Bill-Dann Finance	Russian Federation
25.	Wimm-Bill-Dann Georgia	Georgia
26.	Wimm-Bill-Dann Ukraine	Ukraine
27.	Wimm-Bill-Dann Netherlands B.V.	Netherlands
28.	Wimm-Bill-Dann Central Asia—Almaty	Republic of Kazakhstan
29.	Wimm-Bill-Dann Preobritatel	Russian Federation
30.	Zavety Ilyicha	Russian Federation